Exhibit 4.4

WARRANT AGREEMENT

This agreement (“Agreement”) is made as of October [●], 2021 between Swiftmerge Acquisition Corp., a Cayman Islands exempted company, with offices at 2710 Rosebery Avenue, West Vancouver, BC V7V3A2 (“Company”), and Continental Stock Transfer & Trust Company, a limited purpose trust company, with offices at 1 State Street, 30th Floor, New York, New York 10004, as warrant agent (the “Warrant Agent”, also referred to herein as the “Transfer Agent”).

WHEREAS, the Company is engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one Class A Ordinary Share (as defined below) and one-half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, has determined to issue and deliver up to 11,500,000 warrants (including up to 1,500,000 warrants subject to the underwriters’ over-allotment option in the Offering (the “Over-allotment Option”)) to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants (as defined below) and the Working Capital Warrants (as defined below) the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share of the Company, par value $0.0001 per share (“Class A Ordinary Shares”), for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant; and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-1, No. 333-254633 (the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the Class A Ordinary Shares included in the Units; and

WHEREAS, on October [●], 2021, the Company and Swiftmerge Holdings, LP, a Delaware limited partnership (the “Sponsor”) entered into that certain Sponsor Private Placement Warrants Agreement, pursuant to which the Sponsor agreed to purchase 5,600,000 warrants (plus up to 900,000 additional redeemable warrants if the underwriter in the Company’s initial public offering exercises its Over-allotment Option in full), simultaneously with the closing of the Offering (and the closing of the Over-allotment Option, if applicable), bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.00 per Private Placement Warrant. Each Private Placement Warrant entitles the holder thereof to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as described herein;

WHEREAS, on October [●], 2021, the Company and the qualified institutional buyers or institutional accredited investors listed under “Anchor Investors” on the signature pages thereto (the “Anchor Investors”) entered into separate Anchor Investor Private Placement Warrants Agreements, pursuant to which the Anchor Investors agreed to purchase an aggregate of 3,000,000 Private Placement Warrants, simultaneously with the closing of the Offering, bearing the legend set forth in Exhibit C hereto at a purchase price of $1.00 per Private Placement Warrant;

WHEREAS, the Company may issue up to an aggregate of 1,500,000 warrants (“Working Capital Warrants”) in satisfaction of certain working capital loans made by the Company’s officers, directors, initial shareholders, and their affiliates; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption, and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding, and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.    Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.    Warrants.

2.1    Form of Warrant. Each Warrant shall be issued in registered form only, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board of Directors or Chief Executive Officer and the Chief Financial Officer, Treasurer, Secretary or Assistant Secretary of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2    Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant, or portion thereof, may be issued as part of, and be represented by, a Unit, and any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company or other book-entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.

2.3    Effect of Countersignature. Except with respect to uncertificated Warrants as described above, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.4    Registration.

2.4.1    Warrant Register. The Warrant Agent shall maintain books (“Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company.

2.4.2    Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is then registered in the Warrant Register (“registered holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on the Warrant certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.5    Detachability of Warrants. The securities comprising the Units will not be separately transferable until the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier with the consent of BofA Securities, Inc. (the “Representative”), but in no event will the Representative allow separate trading of the securities comprising the Units until (i) the Company has filed a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Offering including the proceeds received by the Company from the exercise of the underwriters’ over-allotment option in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of the Form 8-K, and (ii) the Company has issued a press release announcing when such separate trading shall begin (the “Detachment Date”); provided that no fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade.

2.6    Private Placement Warrant and Working Capital Warrant Attributes. The Private Placement Warrants and the Working Capital Warrants shall be identical to the Public Warrants, except that the Private Placement Warrants and the Working Capital Warrants: (i) may be exercised for cash or on a cashless basis, pursuant to subsection 3.3.1(d) hereof, (ii) may not be transferred, assigned or sold until thirty (30) days after the completion by the Company of an initial Business Combination (as defined below) and pursuant to an effective registration statement or an applicable exemption from registration, and (iii) shall not be redeemable by the Company pursuant to Section 6.1; provided, however, that in the case of (ii), the Private Placement Warrants and Working Capital Warrants and Class A Ordinary Shares issued upon exercise of the Private Placement Warrants and Working Capital Warrants and held by the Sponsor, or any Permitted Transferees may be transferred by the holders thereof:

(a)     to the Company’s officers or directors, any affiliates or family members of any of our officers or directors, any members or partners of our sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates;

(b)     in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family, or an affiliate of such person, or to a charitable organization;

(c)    in the case of an individual, by virtue of the laws of descent and distribution upon death of such individual;

(d)    in the case of an individual, pursuant to a qualified domestic relations order;

(e)    by private sales or transfers made in connection with the consummation of the Company’s initial Business Combination at prices no greater than the price at which the Warrants or Class A Ordinary Shares, as applicable, were originally purchased;

(f)    in pro rata distributions from the Sponsor to its members, partners, or shareholders pursuant to the Sponsor’s operating agreement;

(g)    by virtue of the Sponsor’s organizational documents upon liquidation or dissolution of the Sponsor;

(h)    to the Company for no value for cancellation in connection with the consummation of the Company’s initial Business Combination;

(i)    in the event of the Company’s liquidation merger, share exchange, reorganization or other similar transaction in which results in all of our public shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property subsequent to the completion of the Company’s initial Business Combination;

(j)     provided, however, that, in the case of clauses (a) through (g), these Permitted Transferees (all transferees referred to in clauses (a) through (i), (the “Permitted Transferees”) must enter into a written agreement agreeing to be bound by the transfer restrictions in this Agreement and the other restrictions contained in the letter agreement, dated as of the date hereof, by and among the Company, the Sponsor and the Company’s directors and officers and by the same agreements entered into by the Sponsor with respect to such securities (including provisions relating to voting, the trust account and liquidation distributions described elsewhere in the Prospectus).

3.    Terms and Exercise of Warrants.

3.1    Warrant Price. Each whole Warrant shall, when countersigned by the Warrant Agent (except with respect to uncertificated Warrants), entitle the registered holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of Class A Ordinary Shares stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which the Class A Ordinary Shares may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below)

for a period of not less than 20 Business Days; provided, that the Company shall provide at least 20 days’ prior written notice of such reduction to registered holders of the Warrants and, provided further that any such reduction shall be applied consistently to all of the Warrants.

3.2    Duration of Warrants. A Warrant may be exercised only during the period commencing on the later of one year from the closing of the Offering and 30 days after the consummation by the Company of a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (“Business Combination”) (as described more fully in the Registration Statement), and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) five years from the consummation of a Business Combination, (ii) the Redemption Date as provided in Section 6.2 of this Agreement and (iii) the liquidation of the Company (“Expiration Date”). The period of time from the date the Warrants will first become exercisable until the expiration of the Warrants shall hereafter be referred to as the “Exercise Period.” Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), as applicable, each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time, on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least 20 days’ prior written notice of any such extension to registered holders and, provided further that any such extension shall be applied consistently to all of the Warrants.

3.3    Exercise of Warrants.

3.3.1    Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the registered holder thereof by surrendering it, at the office of the Warrant Agent, or at the office of its successor as Warrant Agent, in the Borough of Manhattan, City and State of New York, with the subscription form, as set forth in the Warrant, duly executed, and by paying in full the Warrant Price for each full Class A Ordinary Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the Class A Ordinary Shares and the issuance of such Class A Ordinary Shares, as follows:

(a)    in lawful money of the United States, by good certified check or wire payable to the Warrant Agent; or

(b)    in the event of redemption pursuant to Section 6 hereof in which the Company’s management has elected to force all holders of Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” (defined below) by (y) the Fair Market Value. Solely for purposes of this Section 3.3.1(b), the “Fair Market Value” shall mean the average reported last sale price of the Class A Ordinary Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to holders of the Warrants pursuant to Section 6 hereof;

(c)    in the event the registration statement required by Section 7.4 hereof is not effective and current within 60 Business Days after the closing of a Business Combination, by surrendering such Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value” by (y) the Fair Market Value; provided, however, that no cashless exercise shall be permitted unless the Fair Market Value is equal to or higher than the Warrant Price. Solely for purposes of this Section 3.3.1(c), the “Fair Market Value” shall mean the average reported last sale price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise of the Warrant is sent to the Warrant Agent; or

(d)    with respect to any Private Placement Warrant and Working Capital Warrant, by surrendering the Warrants for that number of Class A Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the Warrants, multiplied by the excess of the “Exercise Fair Market Value” (as defined in this Section 3.3.1(d)) less the Warrant Price by (y) the Exercise Fair Market Value. Solely for purposes of this Section 3.3.1(d), the “Exercise Fair Market Value” shall mean the average reported closing price of the Class A Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which notice of exercise of the Private Warrant is sent to the Warrant Agent.

3.3.2    Issuance of Class A Ordinary Shares. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the registered holder of such Warrant a certificate or certificates, or book entry position, for the number of Class A Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant, or book entry position, for the number of shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will the Company be required to net cash settle the Warrant exercise. No Warrant shall be exercisable for cash and the Company shall not be obligated to issue Class A Ordinary Shares upon exercise of a Warrant unless the Class A Ordinary Shares issuable upon such Warrant exercise have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and such Warrant may have no value and expire worthless, in which case the purchaser of a Unit containing such Public Warrants shall have paid the full purchase price for the Unit solely for the Class A Ordinary Shares underlying such Unit. Warrants may not be exercised by, or securities issued to, any registered holder in any state in which such exercise would be unlawful.

3.3.3    Valid Issuance. All Class A Ordinary Shares issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.4    Date of Issuance. Each person in whose name any book entry position or certificate for Class A Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date on which the Warrant, or book entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books or book entry system are open.

3.3.5    Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the Class A Ordinary Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Class A Ordinary Shares beneficially owned by such person and its affiliates shall include the number of Class A Ordinary Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Class A Ordinary Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding Class A Ordinary Shares, the holder may rely on the number of outstanding Class A Ordinary Shares as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the SEC as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of Class A Ordinary Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two Business Days, confirm orally and in writing to such holder the number of Class A Ordinary Shares then outstanding. In any case, the number of outstanding Class A Ordinary Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Class A Ordinary Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the 61st day after such notice is delivered to the Company.

4.    Adjustments.

4.1    Stock Dividends; Split Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding Class A Ordinary Shares is increased by a stock dividend payable in Class A Ordinary Shares, or by a split up of Class A Ordinary Shares, or other similar event, then, on the effective date of such stock dividend, split up or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding Class A Ordinary Shares.

4.2    Aggregation of Shares. If after the date hereof, the number of outstanding Class A Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Class A Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Class A Ordinary Shares issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Class A Ordinary Shares.

4.3    Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, pays to all or substantially all of the holders of the Class A Ordinary Shares a dividend or make a distribution in cash, securities or other assets of such Class A Ordinary Shares (or other shares into which the Warrants are convertible), other than (a) as described in Section 4.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the Class A Ordinary Shares in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of Class A Ordinary Shares in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to provide holders of Class A Ordinary Shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of the Company’s public shares if it does not complete its initial Business Combination within the time period required by the Company’s amended and restated memorandum and articles of association, as amended from time to time, or (ii) with respect to any other provision relating to the rights of holders of Class A Ordinary Shares, (e) as a result of the repurchase of Class A Ordinary Shares by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval or (f) in connection with the redemption of public shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each Class A Ordinary Share in respect of such Extraordinary Dividend. For purposes of this Section 4.3, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Class A Ordinary Shares issuable on exercise of each Warrant).

4.4    Adjustments in Exercise Price. Whenever the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as provided in Sections 4.1 and 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of Class A Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Class A Ordinary Shares so purchasable immediately thereafter.

4.5    Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding Class A Ordinary Shares (other than a change covered by Section 4.1, 4.2 or 4.3 hereof or that solely affects the par value of the Class A Ordinary Shares), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Class A Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Warrant holders shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Class A Ordinary Shares of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Warrant holder would have received if such Warrant holder had exercised his, her or its Warrant(s) immediately prior to such event. If any reclassification also results in a change in the Class A Ordinary Shares covered by Section 4.1, 4.2 or 4.3, then such adjustment shall be made pursuant to Sections 4.1, 4.2, 4.3, 4.4 and this Section 4.5. The provisions of this Section 4.5 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

4.6    Issuance in connection with a Business Combination. If, in connection with a Business Combination, the Company (a) issues additional Class A Ordinary Shares or equity-linked securities at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price as determined by the Board, in good faith, and in the case of any such issuance to the Sponsor, the initial shareholders or their affiliates, without taking into account any of the Company’s Class B ordinary shares, par value $0.0001 per share (the “Class B Ordinary Shares”), issued prior to the Offering and held by the Sponsor, the Anchor Investors, the initial shareholders or their respective affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of such Business Combination (net of redemptions), and (c) the Market Value (as defined below) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) Newly Issued Price, and the Redemption Trigger Price (as defined below) will be adjusted (to the nearest cent) to be equal to 180% of the greater of (i) the Market Value or (ii) the Newly Issued Price. Solely for purposes of this Section 4.6, the “Market Value” shall mean the volume weighted average trading price of the Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the date of the consummation of the Business Combination.

4.7    Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4, 4.5, or 4.6, then, in any such event, the Company shall give written notice to each Warrant holder, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.8    No Fractional Warrants or Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number of Class A Ordinary Shares to be issued to the Warrant holder.

4.9    Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement. However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.10    Other Events. In case any event shall occur affecting the Company as to which none of the provisions of preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.11    No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the Class B Ordinary Shares into Class A Ordinary Shares or the conversion of the Class B Ordinary Shares into Class A Ordinary Shares, in each case, pursuant to the Company’s amended and restated memorandum and articles of association, as further amended from time to time.

5.    Transfer and Exchange of Warrants.

5.1    Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures, in the case of certificated Warrants, properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2    Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, either in certificated form or in book entry position, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants, or book entry positions, as requested by the registered holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange therefor until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3    Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.

5.4    Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5    Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, will supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6    Transfers prior to Detachment. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on or after the Detachment Date.

6.    Redemption.

6.1    Redemption. Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“Redemption Price”), provided that the last sales price of the Class A Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment in accordance with Section 4 hereof) (the

“Redemption Trigger Price”), on each of 20 trading days within any 30 trading day period commencing after the Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given and provided that there is an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1(b); provided, however, that if and when the Public Warrants become redeemable by the Company, the Company may not exercise such redemption right if the issuance of Class A Ordinary Shares upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.

6.2    Date Fixed for, and Notice of, Redemption. In the event the Company shall elect to redeem all of the Warrants that are subject to redemption, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the registered holder received such notice.

6.3    Exercise After Notice of Redemption. The Public Warrants may be exercised, for cash (or on a “cashless basis” in accordance with Section 3 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. In the event the Company determines to require all holders of Public Warrants to exercise their Warrants on a “cashless basis” pursuant to Section 3.3.1(b), the notice of redemption will contain the information necessary to calculate the number of Class A Ordinary Shares to be received upon exercise of the Warrants, including the “Fair Market Value” in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

7.    Other Provisions Relating to Rights of Holders of Warrants.

7.1    No Rights as Shareholder. A Warrant does not entitle the registered holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

7.2    Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3    Reservation of Class A Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Class A Ordinary Shares that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4    Registration of Class A Ordinary Shares. The Company agrees that as soon as practicable after the closing of its initial Business Combination, but in no event later than 20 Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the SEC a post-effective amendment to the Registration Statement or a new registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Warrants, and it shall use its commercially reasonable efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by the Company and in those states where holders of Warrants then reside, the Class A Ordinary Shares issuable upon exercise of the Warrants, to the extent an exemption is not available. The Company will use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the SEC, and during any other period when the Company shall fail to have maintained an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis” as determined in accordance with Section 3.3.1(c). The Company shall provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a cashless basis in accordance with this Section 7.4 is not required to be registered under the Act and (ii) the Class A Ordinary Shares issued upon such exercise will be freely tradable under U.S. federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Act) of the Company and, accordingly, will not be required to bear a restrictive legend. For the avoidance of any doubt, unless and until all of the Warrants have been exercised on a cashless basis, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this Section 7.4. The provisions of this Section 7.4 may not be modified, amended, or deleted without the prior written consent of BofA Securities, Inc.

8.    Concerning the Warrant Agent and Other Matters.

8.1    Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Class A Ordinary Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares.

8.2    Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1    Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving 60 days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of the Warrant (who shall, with such notice, submit his Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2    Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Class A Ordinary Shares not later than the effective date of any such appointment.

8.2.3    Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3    Fees and Expenses of Warrant Agent.

8.3.1    Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2    Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4    Liability of Warrant Agent.

8.4.1    Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, Secretary or Chairman of the Board of Directors of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2    Indemnity. The Warrant Agent shall be liable hereunder only for its own fraud, gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement except as a result of the Warrant Agent’s fraud, gross negligence, willful misconduct, or bad faith.

8.4.3    Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Class A Ordinary Shares to be issued pursuant to this Agreement or any Warrant or as to whether any Class A Ordinary Shares will, when issued, be valid and fully paid and nonassessable.

8.5    Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of Class A Ordinary Shares through the exercise of Warrants.

9.    Miscellaneous Provisions.

9.1    Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2    Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Swiftmerge Acquisition Corp.

2710 Rosebery Avenue

West Vancouver, BC V7V3A2

Attention: John Bremner

with a copy to:

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77002

Attention: Matthew R. Pacey, P.C.

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Attn: Compliance Department

9.3    Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Subject to applicable law, the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement, including under the Act, shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 9.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any warrant holder, such warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

9.4    Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the registered holders of the Warrants.

9.5    Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the registered holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

9.6    Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7    Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8    Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of (i) curing any ambiguity or to correct any mistake, including to conform the provisions hereof to the description of the terms of the Warrants and this Agreement set forth in the Prospectus, or curing, correcting or supplementing any defective provision contained herein, or (ii) adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the registered holders of at least a majority of the then outstanding Public Warrants. Notwithstanding the foregoing, (a) any amendment to the terms of the Private Placement Warrants or Working Capital Warrants shall only require the consent of the Company and the holders of a majority of the Private Placement Warrants or Working Capital Warrants, respectively and (b) the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the registered holders.

9.9    Trust Account Waiver. The Warrant Agent acknowledges and agrees that it shall not make any claims or proceed against the trust account established by the Company in connection with the Offering (as more fully described in the Registration Statement) (the “Trust Account”), including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance. In the event that the Warrant Agent has a claim against the Company under this Agreement, the Warrant Agent will pursue such claim solely against the Company and not against the property held in the Trust Account.

9.10    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A – Form of Warrant Certificate

Exhibit B – Legend

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

SWIFTMERGE ACQUISITION CORP.

By:
Name:	John Bremner
Title:	Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:	Francis Wolf
Title:	Vice President

EXHIBIT A

[WARRANT CERTIFICATE TO BE ATTACHED]

EXHIBIT B

Legend

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG SWIFTMERGE ACQUISITION CORP. (THE “COMPANY”) AND SWIFTMERGE HOLDINGS, LP AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN THE WARRANT AGREEMENT BETWEEN THE COMPANY AND CONTINENTAL STOCK TRANSFER & TRUST COMPANY (THE “WARRANT AGREEMENT)) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND CLASS A ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

EXHIBIT C

Legend

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE INVESTMENT AGREEMENT BY AND AMONG SWIFTMERGE ACQUISITION CORP. (THE “COMPANY”) AND SWIFTMERGE HOLDINGS, LP AND THE QUALIFIED INSTITUTIONAL BUYERS OR INSTITUTIONAL ACCREDITED INVESTORS LISTED UNDER “ANCHOR INVESTORS” ON THE SIGNATURE PAGES THERETO, THE SECURITIES REPRESENTED HEREBY MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN THE WARRANT AGREEMENT BETWEEN THE COMPANY AND CONTINENTAL STOCK TRANSFER & TRUST COMPANY (THE “WARRANT AGREEMENT)) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND CLASS A ORDINARY SHARES OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.